EXECUTION COPY


                         HORIZON MEDICAL PRODUCTS, INC.

                              AMENDED AND RESTATED

                            SECURITYHOLDERS AGREEMENT

         This Amended and Restated Securityholders' Agreement (this "Agreement") is entered into as of October 21, 2003, by and among Horizon Medical Products, Inc., a Georgia corporation (the "Company"), ComVest Venture Partners, L.P., a Delaware limited partnership ("ComVest"), Medtronic, Inc., a Minnesota corporation ("Medtronic" and, together with ComVest, each, an "Investor," and, together, the "Investors"), Standard Federal Bank National Association, a national banking association, acting by and through LaSalle Business Credit, Inc., a Delaware corporation ("Lender"), and Marshall Hunt (a "Major Stockholder" and, together with the Investors, the "Company Stockholders"). This Agreement supercedes the Securityholders Agreement among the parties hereto and certain other persons dated as of March 16, 2002 (the "Original Agreement").

                                    RECITALS

         WHEREAS, the Company and the Investors executed a Note Purchase Agreement, dated as of March 1, 2002 (the "Purchase Agreement"), pursuant to which the Company agreed to issue, and the Investors agreed to purchase, up to $15,000,000 of the Company's Senior Subordinated Convertible Notes (the "Subordinated Notes"); and, pursuant to the terms of the Subordinated Notes and the Purchase Agreement, (i) the Investors have the option to convert a portion of principal of the Subordinated Notes for shares of common stock of the Company (the "Common Stock") at a conversion price of $.01 per share, (ii) upon certain Events of Default as defined in the Purchase Agreement the Investors may also convert the principal of the Subordinated Notes into Shares of Common Stock (the "Default Stock"); (iii) pursuant to the terms of a Convertible Promissory Bridge Note, dated the date hereof, the holder of such Note is entitled to receive shares of Common Stock (the "Bridge Stock"), and (iv) pursuant to the terms of the Fee Letter, dated March 1, 2002, between ComVest and the Company, ComVest may receive certain additional shares of Common Stock (the "Fee Stock");

         WHEREAS, ComVest has also agreed, in the event that the Company is unable to secure a bank or other financial institution to provide the Company with a line of credit or other senior debt financing, pursuant to which the Company would receive or be entitled to draw down immediately available funds of at least $15,000,000, to provide such funds to the Company by purchasing the Company's Senior Secured Notes in the principal amount of $15,000,000 (the "Senior Notes"); and in connection with the issuance of the Senior Notes, ComVest has the option to exchange certain of the Senior Notes for shares of Common Stock; and


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         WHEREAS, in order to induce the Investors to purchase the Subordinated
Notes pursuant to the Purchase Agreement and, if applicable, to induce ComVest to purchase the Senior Notes, the Company has agreed to provide the Investors with certain rights as set forth in the Original Agreement (as defined below);

         WHEREAS, in order to induce Lender to enter into that certain Loan and Security Agreement to be dated as of March 18, 2002, between Lender and the Company, the Company agreed to issue to Lender a warrant (the "Lender Warrant") to purchase a number of shares of Common Stock equal to one percent (1%) of the Common Stock of the Company (on a fully diluted basis) and to provide certain registration rights to Lender in connection therewith; and

         WHEREAS, as of the date hereof the Investors have agreed to extend the term of the Senior Notes pursuant to that certain Amendment No. 1 to the Note Purchase Agreement, dated as of October 21, 2003, and in connection therewith the parties desire to make certain changes to the Original Agreement as set forth in this Agreement, including the removal of William Peterson as a party to this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the parties agree as follows:

                                    AGREEMENT

1.   Registration Rights.

         1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

              (a) "Affiliate" shall mean with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. Without limiting the foregoing, with respect to ComVest, an "Affiliate" shall mean the General Partner of ComVest or any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the General Partner of ComVest or any partnership in which the General Partner of ComVest is a general partner.

              (b) "Amex" shall mean the American Stock Exchange" or such other national securities exchange or inter dealer quotation system as the Common Stock shall be listed or traded.

              (c) "Board of Directors" shall mean the Board of Directors of the Company.

              (d) "Closing" shall mean the closing of the transactions contemplated by the Purchase Agreement.

              (e) "Closing of the Extension" shall mean the date that the Company, ComVest and Medtronic agree in writing upon the person who shall serve as a member of the Board of Directors, pursuant to Section 5.1(d) of this Agreement.


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              (f) "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

              (g) "Conversion Stock" means (i) the shares of Common Stock issued or issuable upon conversion of the Subordinated Notes, (ii) the shares of Common Stock issued or issuable upon conversion of the Senior Notes, (iii) the Bridge Stock, (iv) the Fee Stock, and (v) the Default Stock.

              (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (i) "Holder" shall mean any stockholder of the Company or Person holding Registrable Securities or a security convertible into, or exchangeable for, Registrable Securities, who is or hereafter becomes a party to this Agreement or the rightful and permitted assign or successor of such a party to whom the rights under this Section 1 have been transferred in accordance with
Section 1.10; provided, that, notwithstanding anything to the contrary, (i) Hunt shall only be deemed to be a Holder for purposes of Sections 1.3, 1.5, 1.7, 1.8 and 1.12 hereof and (ii) Lender shall only be deemed a Holder for purposes of
Section 1 and Section 6 hereof.

              (j) "Hunt" means Mr. Marshall Hunt, a Major Stockholder hereunder.

              (k) "Hunt Stock" means up to 832,000 shares of Common Stock held of record by Marshall Hunt and pledged to Tapir Investments (Bahamas) Ltd.

              (l) "Lender Warrant Stock" means the shares of Common Stock issued or issuable upon exercise of the Lender Warrant.

              (m) "Person" shall mean an individual, partnership, association, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

              (n) "Registrable Securities" means (i) the Conversion Stock; (ii) for purposes of Sections 1.3, 1.5, 1.7, 1.8 and 1.12 only, the Hunt Stock and the Peterson Stock; (iii) the Lender Warrant Stock; and (iv) stock issued in respect of the Common Stock referred to in (i), (ii) and (iii) as a result of a stock split, stock dividend, recapitalization or the like, which has not been sold to the public.

              (o) The terms "register," "registered" and "registration" refers to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

              (p) "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by the Company in complying with Sections 1.3 and 1.6 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company) and the reasonable fees and disbursements of one counsel for all Holders in the event of each registration provided for in Section 1.3 hereof.


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              (q) "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

              (r) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered or sold by the Holders.

              (s) "Stock" means and includes all shares of Common Stock issued and outstanding at the relevant time plus (i) all shares of Common Stock that may be issued upon exercise of any options, warrants and other rights of any kind that are then exercisable, and (ii) all shares of Common Stock that may be issued upon conversion of (A) any convertible securities, including, without limitation, preferred stock and debt securities then outstanding, which are by their terms then convertible into or exchangeable for Common Stock, or (B) any such convertible securities issuable upon exercise of options, warrants or other rights that are then exercisable.

         1.2. [Reserved].

         1.3. Company Registration.

              (a) of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of Holders, other than (i) a registration relating solely to employee benefit plans; or (ii) a registration relating solely to a Commission Rule 145 transaction or (iii) the registration required under Section 1.6(a) hereunder, the Company will:

                   (i) each Holder in writing at least thirty (30) days prior to filing any registration statement under the Securities Act; and

                   (ii) subject to paragraph (b) of this Section, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

              (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event the right of any Holder to registration pursuant to Section 1.3 shall be conditioned upon such Holder's participation in such underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.3, if the managing underwriter determines that marketing factors require limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Securities to be included in such registration. In that case, the Company shall so advise all Holders and any other holders distributing their securities through such underwriting and the number of securities that may be


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included in the registration and underwriting shall be allocated (i) first up to that number of shares of Common Stock constituting the Hunt Stock at such time up to that dollar amount secured by the pledge of Hunt Stock at such time (the "Hunt Stock Amount"), provided that the managing underwriter determines that such priority with respect to the Hunt Stock is compatible with the success of the offering, (ii) second, to the Company, and (iii) third among all Holders (other than Hunt) who are entitled to include and have requested the inclusion of their Registrable Securities in such offering pursuant to this Section 1.3 on a pro rata basis in proportion to the respective number of Registrable
Securities so requested to be included by such Holders, in priority to the inclusion of any other securities that are proposed to be sold in such offering by any other Persons (other than the Company). If all of the Registrable Securities requested for inclusion in such registration and underwriting by the Holders as aforesaid have been so included, the remaining number of securities, if any, that may be included in the registration and underwriting shall be allocated among any other holders distributing securities in such offering (provided that such other holders have contractual rights to participate in such registration and such rights have been granted pursuant to Section 1.13 of this Agreement). Anything herein to the contrary notwithstanding, subject to the sale of Hunt Stock, as provided in clause (i) above, (x) in no event shall the aggregate amount of Registrable Securities of the Holders (other than Hunt) included in the offering be reduced below forty percent (40%) of the total amount of securities included in such offering, unless the Holders of sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities (excluding the Hunt Stock) consent in writing to such a reduction and (y) the number of Registrable Securities (excluding the Hunt Stock) included in any registration shall not be reduced unless there are first excluded all other securities (other than securities to be offered for the account of the Company) proposed to be included in the registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriter.

         1.4. [Reserved].

         1.5. Expenses of Registration. Unless otherwise stated, all Selling Expenses relating to securities registered on behalf of the Holders (whether for a registration requested pursuant to Section 1.3 or any registration requested pursuant to Section 1.6 for offerings on a continuous basis pursuant to Rule 415 under the Securities Act) shall be borne by the Holders of such securities pro rata on the basis of the number of shares so registered. All Registration Expenses incurred in connection with all registrations pursuant to Sections 1.3 shall be borne by the Company.

         1.6. Shelf Registration; Registration Procedures. At its expense, the Company will:

              (a) Within ninety (90) days from the date hereof, prepare and file with the Commission a registration statement on Form S-3, or if such form is not available, Form S-1 (the "Registration Statement"), to enable the resale of the Registrable Securities by the Holders thereof from time to time and use its best efforts to cause such Registration Statement to be declared effective as promptly as possible after filing, but in any event no later than the date occurring one hundred and eighty (180) days from the date hereof and to remain continuously effective until such time as all Registrable Securities have been sold thereunder or pursuant to Rule 144 under the Securities Act (the "Registration Period");


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              (b) Furnish to the Holders with respect to the Registrable
Securities registered under the Registration Statement such reasonable numbers of copies of the Registration Statement, preliminary prospectus and final prospectus in conformity with the requirements of the Securities Act, any amendments or supplements thereto, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Holders;

              (c) Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;

              (d) Register and qualify the securities covered by the Registration Statement under such other securities, or "Blue Sky," laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

              (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

              (f) Permit a single firm of legal counsel ("Legal Counsel") designated by the Holders to review the Registration Statement and all amendments and supplements thereto a reasonable period of time prior to their filing with the Commission;

              (g) Promptly after a Registration Statement covering Registrable Securities is ordered effective by the Commission, the Company shall deliver, or shall cause its legal counsel to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders) confirmation that such Registration Statement has been declared effective by the SEC;

              (h) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of any Holder promptly prepare and furnish to such seller and each underwriter, if any, a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

              (i) Obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;


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              (j) File in a timely manner any reports required to be filed by the Company under the Securities Act, the Exchange Act and the securities laws of any jurisdiction in which the Registrable Securities were sold;

              (k) Cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

              (l) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

              (m) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

              (n) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

         1.7. Indemnification.

              (a) The Company will indemnify each Holder, each of its officers and directors, partners and members, and each person controlling such person within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this
Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such


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registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action as such expenses are incurred; provided that the Company will not be liable to any such person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission (or alleged untrue statement or omission), made in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein or the preparation thereof.

              (b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, severally but not jointly, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of
Section 15 of the Securities Act, and each other such Holder, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company in an instrument duly executed by such Holder and stated to be specifically for use therein or the preparation thereof; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the net proceeds received by such Holder from the sale of Registrable Securities held by such Holder in such registration.

              (c) Each party entitled to indemnification under this Section 1.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.7 unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action and provided


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further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability in respect to such claim or litigation.

              (d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages, or liabilities referred to therein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage, expense or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the violation(s) that resulted in such loss, claim, damage, expense or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

The obligations of the Company and Holders under this Section 1.7 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         1.8. Information by Holder. The Holders of securities included in any registration shall furnish to the Company such information regarding such Holders, the Registrable Securities held by them and the distribution proposed by such Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1.

         1.9. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration the Company agrees to use its best efforts to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times during which the Company is required to comply with the reporting requirements of the Securities Act or the Exchange Act;

              (b) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;


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              (c) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

              (d) so long as a Holder owns any Registrable Securities to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

         1.10. Transfer of Registration Rights. Subject to Section 6.1 hereof, the rights to cause the Company to register securities granted to a Holder under
Section 1.3 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by such Holder, provided that the transferor provides the Company with written notice of the proposed transfer and: (i) the transferee is a partner, member, former partner or member, stockholder or Affiliate of the Holder; (ii) the transferee is a Holder's sibling, mother, father or child or a trust for the benefit of a Holder; or
(iii) the transferee is a foundation or other charitable organization associated with Medtronic.

         1.11. Standoff Agreements. (a) The Major Stockholder agrees, until the date which is five (5) business days after the Registration Statement has been declared effective, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock or any other securities of the Company or enter into any agreement with respect to the foregoing (collectively, a "Sale"); provided, that such agreements shall not apply to (a) shares of Common Stock purchased after the date hereof by the Major Stockholder in the public market or in a registered offering, and (b) with respect to Hunt, up to the Hunt Stock Amount which may be sold by Hunt, pursuant to an underwritten public offering of Common Stock with a reputable national or regional investment bank.

              (b) The Major Stockholder further agrees after the date any registration statement is declared effective with respect to an underwritten public offering of the Company's equity securities, not to engage in any Sale for such period of time as to which the Holders agree to the same restriction; provided that Hunt may engage in a Sale of the Hunt Stock.

         1.12. Termination. Any registration rights granted pursuant to this
Section 1 shall terminate (if not already terminated as provided herein) and the Company shall have no obligations pursuant to Sections 1.3 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1.3 if, in the opinion of counsel to the Company, all Registrable Securities held by a Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) may be sold in a three-month period without registration under the Securities Act pursuant to Rule 144.

         1.13. Other Registration Rights. The Company shall not, without the prior written consent of Holders of sixty-six and two-thirds percent (66-2/3%) of the Registrable Securities


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then outstanding grant any registration rights superior to or on a parity with the rights granted pursuant to this Section 1 other than the registration rights previously granted by the Company to Tapir Investments (Bahamas) Ltd. pursuant to the Rights Agreement dated as of April 9, 1998, as in effect on the date hereof.

2.   Holders' Right of First Refusal Upon Issuance of Securities by the Company.

         2.1. Right of First Refusal. The Company hereby grants to each Holder or any of their transferees pursuant to Section 2.1(f) hereof (collectively, hereinafter, the "Rights Holders") the right of first refusal to purchase all or part of its pro rata share of New Securities (as defined in this Section 2.1) which the Company may, from time to time, propose to sell and issue. For purposes of this right of first refusal, a pro rata share for a Rights Holder is the number of New Securities to be issued multiplied by the ratio that the number of shares of Stock then held by or issuable to (assuming full conversion and exercise of the Subordinated Notes and the Senior Notes, respectively) such Rights Holder bears to the sum of the total number of shares of Stock then outstanding (assuming full conversion and exercise of the Subordinated Notes and the Senior Notes, respectively).

              (a) Except as set forth below, "New Securities" shall mean any Equity Securities (as defined below), whether now authorized or not. "Equity Securities" shall mean any securities having voting rights in the election of the Board of Directors not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any securities issuable pursuant to any agreement or commitment to issue any of the foregoing. Notwithstanding the foregoing, "New Securities" does not include (i) the Conversion Stock; (ii) stock issued in connection with any stock split, stock dividend or recapitalization by the Company, (iii) shares of Common Stock issued to officers, directors, employees or consultants of the Company pursuant to stock grants, stock purchase and stock option plans or other stock incentive programs, agreements or arrangements approved by the Board of Directors unless such shares constitute greater than 10% of the Company's outstanding Common Stock at the time of issuance, (iv) shares of Common Stock or preferred stock of the Company issued or issuable upon conversion, exercise or exchange of currently outstanding warrants, or (v) securities issued pursuant to the acquisition of all or part of another company by the Company by merger or other reorganization, or by purchase or all or part of the assets of another company, pursuant to a plan or arrangement approved by the Board of Directors.

              (b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Rights Holder written notice of its intention, describing the type of New Securities, and the price and terms upon which the Company proposes to issue the same. Each Rights Holder shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its respective pro rata share of such New Securities for the price and upon the applicable terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

              (c) If not all of the Rights Holders elect to purchase their pro rata share of the New Securities, then the Company shall promptly notify in writing the Rights Holders who do so elect and shall offer such Rights Holders the right to acquire such unsubscribed shares. The

Rights Holders shall have five (5) business days after receipt of such notice to notify the Company of their election to purchase all or a portion of the unsubscribed shares.

              (d) In the event a Rights Holder fails to exercise the right of first refusal within said twenty (20) day period, the Company shall have ninety
(90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within fifteen (15) days from the date of said agreement) to sell the New Securities not elected to be purchased by Rights Holders at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Company's notice. In the event the Company has not sold the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within fifteen (15) days from the date of said agreement), the Company shall not thereafter issue or sell any New Securities, without first offering such securities in the manner provided above.

              (e) The right of first refusal granted under this Section 2.1 shall expire upon the closing of a statutory share exchange, consolidation or merger of this Company with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer or other disposition of all or substantially all of the assets of this Company.

              (f) The right of first refusal hereunder may be assigned to a transferee or assignee (other than a competitor as reasonably determined by the Company in good faith) in connection with any transfer or assignment of Registrable Securities, provided that the transferor provides the Company with written notice of the proposed transfer and (i) the transferee is a partner (or former partner), member (or former member), stockholder or Affiliate of the Holder, (ii) the transferee is a Holder's sibling, mother, father or child or a trust for the benefit of a Holder, or (iii) the transferee is a foundation or other charitable organization associated with Medtronic.

3.   Limitations on Transfers.

     3.1.  Right of First Refusal on Sales.

              (a) Sales to Third Parties. If at any time the Major Stockholder (the "Offeror") desires to sell, transfer, hypothecate, pledge, assign or otherwise dispose of all or any part of his shares pursuant to a bona fide offer from a third party (the "Proposed Transferee"), the Offeror shall submit a written offer (the "Offer") to sell such shares (the "Offered Shares") to the Holders on terms and conditions, including price (the "Offered Price"), not less favorable to the Holders than those on which the Offeror proposes to sell such Offered Shares to the Proposed Transferee. The Offer shall disclose the identity of the Proposed Transferee, the Offered Shares proposed to be sold, the total number of shares owned by the Offeror, the terms and conditions, including the Offered Price and any other material facts relating to the proposed sale and shall include a copy of any written proposal, term sheet or other agreement relating to the proposed transfer. The Offer shall further state that the Holders may acquire, in accordance with the provisions of this Agreement, the Offered Shares for the Offered Price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. For the purposes of Section 3.1, the Offered Shares shall not include the Hunt Stock.

              (b) Holders' Right of First Refusal.

                   (i) Offered Shares may be purchased by the Holders as set forth below. Each Holder shall have the opportunity to purchase its pro rata share of the Offered Shares. For purposes of this Section 3 only, a Holder's pro rata share shall be determined by multiplying the number of Offered Shares by a ratio calculated by dividing the number of shares of Stock held by or issuable to (assuming full conversion of the Subordinated Notes and the Senior Notes, respectively) such Holder by the total number of shares of Stock held by all Holders (assuming full conversion of the Subordinated Notes and the Senior Notes, respectively). (The amount of Offered Shares that each Holder is entitled to purchase under this Section 3.1(b) shall be referred to as its "Pro Rata Fraction"). If any Holder, or their respective assignees, desire to purchase any of the Offered Shares, such Holder must, within a fifteen (15) day period (the "Holder Refusal Period") following receipt of the Offer, give written notice ("Holder Notice") to the Offeror and to the Company of such party's election to purchase its Pro Rata Fraction of the Offered Shares. A failure by a Holder to exercise its Right of First Refusal within the Holder Refusal Period shall be deemed a waiver of such right with respect to that particular Offer only. In the event that a Holder does not wish to purchase such Holder's Pro Rata Fraction, then the Offeror shall notify all Holders who elected to purchase their full pro rata share of the number of shares not so purchased, and any Holder who has elected to purchase its full Pro Rata Fraction shall have the right to purchase, on a pro rata basis with any other Holder who so elects, any Offered Share not purchased by providing notice to the Offeror within seven (7) days of receipt of such notice (the "Second Holder Refusal Period").

              (c) Closing on Offered Shares. Sales of the Offered Shares to be sold to the Holders pursuant to this Section 3 shall be made at the offices of the Company on the 45th day following the date the Offer was made (or if such 45th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Offeror's delivery to the Holder of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to such Holder, against payment to the Offeror of the Offered Price therefor by such Holder. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by an independent third party appraiser selected by the Board of Directors of the Company, which determination will be binding upon the parties absent fraud or error.

              (d) Sales to Proposed Transferee. If the Holders do not purchase all of the Offered Shares, the Offered Shares not so purchased may be sold by the Offeror at any time within ninety (90) days after the date the Offer was made, subject to the provisions of Sections 3.2 and 3.3 below. Any such sale shall, subject to Sections 3.2 and 3.3, be to the Proposed Transferee, at not less than the Offered Price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such 90-day period shall once again be subject to the requirements of a prior offer pursuant to this Section 3.1.

         3.2. Prohibited and Permitted Transfers.

              (a) Prohibited Transfers. The Major Stockholder may not sell, assign, transfer, grant an option to or for, pledge, hypothecate, mortgage, encumber or dispose of (in each case, a "Transfer") all or any of his shares except as expressly provided in this Agreement and except as provided pursuant to the Note Purchase Agreement .

              (b) Legends. The Company shall affix to each certificate evidencing shares of Common Stock issued to Holders a legend in substantially the following form:

                   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS."

                   "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A SECURITYHOLDERS' AGREEMENT DATED AS OF MARCH 16, 2002 AND AMENDED AND RESTATED AS OF OCTOBER 21, 2003, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER. NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH."

In the event a Holder shall transfer any shares of Common Stock to any Person in accordance with this Agreement, such securities shall nonetheless bear legends as provided above; provided, however, that the provisions of this Section shall not apply in respect of sales of shares included in registered public offerings under the Securities Act or a sale of shares of Common Stock pursuant to Rule 144 under the Securities Act.

              (c) Permitted Transfers. Notwithstanding the foregoing, the Major Stockholder may effect a Permitted Transfer. For purposes of this Agreement, "Permitted Transfer" means any transfer by the Major Stockholder (i) of such party's shares to or for the benefit of any parent, sibling, spouse, child or grandchild of the Major Stockholder, or to a trust for the benefit of any of the foregoing, (ii) by will or the laws of descent and distribution to any of the persons listed in Section 3.3(i) (any person referred to in clause (i) or (ii) of this paragraph is defined as a "Permitted Transferee"), (iii) any transfer in connection with the merger or consolidation of the Company with or into any other corporation or other entity or person (an "Acquisition") or the sale of all or substantially all of the outstanding shares of capital stock of the Company to a third party provided that such Acquisition or sale of shares has been approved by the Board and/or shareholders as required by the Certificate of Incorporation, (iv) sales pursuant to Rule 144 of the Securities Act, or (v) of the Hunt Stock as provided in this Agreement.

As used herein, the term "Major Stockholder" is deemed to include any Permitted Transferees of the Major Stockholder, except as expressly provided otherwise, and any Permitted Transferee shall agree to be bound by this Agreement.

         3.3. No Agreements. The Major Stockholder shall not grant any irrevocable proxy or any other proxy inconsistent with this agreement or enter into or agree to be bound by any voting trust with respect to any shares of Common Stock, nor shall the Major Stockholder enter into any stockholder agreements or arrangements of any kind with any person with respect to any shares of Common Stock (whether or not such agreements and arrangements are with other holders of Common Stock who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any shares of Common Stock, except as expressly provided in this Agreement, nor shall the Major Stockholder act, for any reason, as a member of a group or in concert with any other persons in connection with the acquisition, disposition or voting (if applicable) of any shares of Common Stock, except to the extent consistent with this Agreement.

4.   Intentionally Omitted.

5.   Board of Directors; Voting of Capital Stock; Certain Other Matters.

         5.1. Board of Directors. Immediately following the Closing of the Extension and until such time as the principal amount of all Subordinated Notes, together with all interest thereon, has been paid in full and ComVest has sold more than 50% of the Common Stock issuable upon the conversion of the Subordinated Notes purchased by ComVest pursuant to the Note Purchase Agreement, the parties hereto shall take all action within their respective power, including the voting of Common Stock, required to cause the Board of Directors to consist of seven (7) directors as follows:

              (a) Designees of ComVest. ComVest shall designate two (2) directors of the Company;

              (b) ComVest Independent Director. ComVest shall designate one (1) additional director of the Company who shall be an "independent director" in accordance with the requirements of the Amex.

              (c) Medtronic Independent Director. Medtronic shall designate one
(1) additional director of the Company who shall be an "independent director" in accordance with the requirements of the Amex.

              (d) Additional Independent Director. ComVest and Medtronic shall jointly designate one addition director of the Company who shall be an "independent director" in accordance with the requirements of the Amex, and who shall have experience in the Company's industry; provided that such designation shall be approved by the Board of Directors of the Company, which approval may not be unreasonably withheld or delayed.

              (e) Management Representation. The Board of Directors of the Company shall designate two (2) members of senior management as directors of the Company.

              (f) Medtronic Observer. Medtronic shall designate one (1) person who shall be an observer on the Board of Directors with no voting rights.

         As of the date of this Agreement the ComVest designees pursuant to
Section 5.1(a) shall be Harold Blue, a current member of the Board of Directors and Robert Priddy who shall be elected to the Board effective upon the Closing of the Extension.

         As of the date of this Agreement the ComVest designee pursuant to
Section 5.1(b) and the Medtronic designee pursuant to Section 5.1(c) shall be James E. Brands and Robert D. Tucker, respectively.

         As of the date of this Agreement the Company designees pursuant to
Section 5.1 (c) shall be Marshall Hunt a current member of the Board of Directors and Robert J. Wenzel who shall be elected to the Board of Directors effective upon the Closing of the Extension.

         To effect the implementation of this Section upon the execution of this Agreement, Messrs. H. Ross Arnold, A. Gordon Tunstall, and William E. Peterson, Jr. shall deliver to the Company letters of resignation dated effective as of the Closing of the Extension.

         5.2. Removal. If a director designated and elected pursuant to Section
5.1 hereof has been designated by ComVest or Medtronic and ComVest or Medtronic requests that such director be removed (with or without cause) by written notice thereof to the other Holders, the Company and the Major Stockholder, then such director shall be removed, with or without cause, upon the affirmative vote of holders of a majority of the outstanding shares of Common Stock, and each party hereto hereby agrees to vote all shares of Common Stock owned or held of record by such holder to effect such removal upon such request.

         5.3. Vacancies. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation, removal (with or without cause) of a director or otherwise, or if for any reason there shall exist or occur any vacancy on the Board of Directors, each Company Stockholder hereby agrees to cause the director(s) designated by such Company Stockholder to, subject to such director's applicable fiduciary duties, vote for that individual designated to fill such vacancy and serve as a director by whichever of the Company Stockholders that had designated (pursuant to Section
5.1 hereof) the director whose death, disability, retirement, resignation or removal (with or without cause) resulted in such vacancy on the Board of Directors (in the manner set forth in Section 5.1); provided, however, that such other individual so designated may not previously have been a director of the Company who was removed for cause from its Board of Directors.

         5.4. Intentionally Omitted.

         5.5. Covenant to Vote. During the period that ComVest and Medtronic retain the appointment rights under Section 5.1 hereof, each Company Stockholder hereby agrees to take all actions necessary to call, or to cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of stockholders of the Company and to vote all shares of voting stock of the Company owned or held of record by such Company Stockholder at any such annual or special meeting in favor of, or take all action by written consent in lieu of any such meeting necessary to ensure that the number of directors constituting the entire Board of Directors is consistent with, and that the election as members of the Board of Directors of those individuals so designated is in accordance with, and to otherwise effect the intent of, this Section 5. Notwithstanding the foregoing, at any such annual or special meeting Hunt shall only be required to vote his shares of Common Stock in favor of one of the designees pursuant to Section 5.1(a), the designee pursuant to Section 5.1(b) and the designee pursuant to Section 5.1(c), as he was originally obligated to do under the Original Agreement and he shall not specifically be required to vote his shares of Common Stock in favor of any of the other designees pursuant to Section 5.1 of this Agreement.

         5.6. Events of Default. Until such time as the entire principal amount of all Subordinated Notes, together with all interest thereon, has been paid in full, if (a) the Company or any Major Stockholder fails to comply in any material respect with any covenants or agreements contained herein and fails to cure such breach within ten (10) days after written notice thereof, (b) there shall occur an "Event of Default" with respect to the Purchase Agreement as such term is defined in the Purchase Agreement or (c) there shall occur an "Event of Default" under any agreement governing the Senior Indebtedness (as defined in the Purchase Agreement) as such term shall be defined in such agreement then, without limiting any of the foregoing rights, remedies and powers, and in addition thereto, ComVest shall have the right to immediately elect such additional number of Persons designated by it to the Board of Directors of the Company, such that, when such number of additional Persons so designated is combined with the number of Persons theretofore elected to the Board of Directors of the Company as designees of the Investors pursuant to Section 5.1(a), Persons designated by the Investors and serving as members of the Board of Directors of the Company shall comprise a majority of the entire Board of Directors of the Company.

6.   Miscellaneous.

     6.1. Assignment.

              (a) The rights of the Company or any Holder other than the Investors under this Agreement may be assigned only to (i) a stockholder, partner, former partner, member, former member or beneficiary of a Holder, (ii) a spouse, child, parent or beneficiary of the estate of a Holder; (iii) to an affiliate (as defined for purposes of Rule 144 of the Securities Act) of the Holder; or (iv) a trust for the benefit of the persons set forth in (i) or (ii); provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name, address and tax identification number of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.1. Notwithstanding anything contained in this Agreement to the contrary, (A) any rights to cause the Company to register securities and any preemptive rights and rights of first refusal to purchase certain new securities proposed to be sold by the Company or other shareholders may be transferred or assigned by ComVest (together with any affiliates, a "ComVest Entity"), or any relevant ComVest Entity to another ComVest Entity, provided that (a) the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of such transferee or assignee and identifying the specific rights being transferred or assigned and (b) such transferee or assignee assumes the obligations of the ComVest Entity and agrees to be bound, hereunder and (B) any rights to cause the Company to register securities and any preemptive rights and rights of first refusal to purchase certain new securities proposed to be sold by the Company or other shareholders may be transferred or assigned by Medtronic (together with any affiliates, a "Medtronic Entity"), or any relevant Medtronic Entity to another Medtronic Entity, provided that (a) the Company is given written notice at the time of or within a reasonable time after said transfer or assignment, stating the name and address of such transferee or assignee and identifying the specific rights being transferred or assigned and
(b) such transferee or assignee assumes the obligations of the Medtronic Entity and agrees to be bound, hereunder.

         6.2. Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

         6.3. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         6.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia without giving effect to its principles regarding conflicts of laws. The Company and each of the Company Stockholders irrevocably consents to the non-exclusive personal jurisdiction of the federal and state courts located in New York County, New York, as applicable, for any matter arising out of or relating to this Agreement. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such dispute, action or proceeding based on a lack of personal jurisdiction or the laying of venue.

         6.5. Determination of Share Amounts. To determine the number of Registrable Securities held by a Holder for purposes of this Agreement, all Registrable Securities held by an Affiliate of the Holder shall be deemed held by such Holder.

         6.6. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. With the written consent of the record or beneficial holders of at least eighty percent (80%) of the Registrable Securities held by the Holders, the obligations of the Company and the Major Stockholder under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its Board of Directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or otherwise amending or restating this Agreement in any respect.

         6.7. Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, via facsimile with confirmation of transmission, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, (a) if to a Company Stockholder, at such party's address or facsimile number as set forth on Schedule I attached hereto, or at such other address or facsimile number as such party shall have furnished to the Company in writing, (b) if to the Company, at Horizon Medical Products, Inc., Seven North Parkway Square, 4200 Northside Parkway, Atlanta, Georgia 30327 or such address as the Company shall have furnished to the Company Stockholder in writing or if by facsimile to (404) 264-2611 or (c) if to Lender, at Lender's address or Lender's address set forth on Schedule IA attached hereto, or at such other address or facsimile number as Lender shall have furnished Company in writing. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices that are sent via facsimile shall be deemed received upon receipt of confirmation of transmission.

         6.8. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any shares, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         6.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         6.10. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable the remainder of this Agreement and application of such provision to persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto, the parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         6.11. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

         6.12. Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Investors will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreement of the Company or the Major Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Investor upon any such violation, the Investors shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Investors at law or in equity without any requirement of the posting of a bond or other security.

         6.13. Attorneys' Fees. The Company shall reimburse ComVest for its actual out-of-pocket legal expenses incurred in connection with the negotiations and execution of this

Agreement and the extension of the Senior Notes as provided in Section 16.2 of the Note Purchase Agreement (which expenses have been approximately $40,000). If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         IN WITNESS WHEREOF, the parties hereto have executed this Securityholders' Agreement as of the date set forth in the first paragraph hereof.

                                COMPANY:

                                HORIZON MEDICAL PRODUCTS, INC.

                                By:/s/Marshall Hunt
                                   ---------------------------------------------
                                   Name:  Marshall Hunt
                                   Title: Chief Executive Officer

                      COMVEST COUNTERPART SIGNATURE PAGE TO

                           SECURITYHOLDERS' AGREEMENT


                                COMVEST VENTURE PARTNERS, L.P.

                                By:  ComVest Capital Management LLC,
                                     its General Partner

                                By:
                                   ---------------------------------------------
                                   Name:    Carl Kleidman
                                   Title:


                 [SIGNATURE PAGE TO SECURITYHOLDERS' AGREEMENT]

                     MEDTRONIC COUNTERPART SIGNATURE PAGE TO

                           SECURITYHOLDERS' AGREEMENT


                                MEDTRONIC, INC.

                                Medtronic, Inc.

                                By:
                                ------------------------------------------------
                                   Name:
                                   Title:


                 [SIGNATURE PAGE TO SECURITYHOLDERS' AGREEMENT]

                      LASALLE COUNTERPART SIGNATURE PAGE TO

                           SECURITYHOLDERS' AGREEMENT


                                STANDARD FEDERAL BANK NATIONAL
                                ASSOCIATION, acting by and through,

                                LASALLE BUSINESS CREDIT, INC., as its agent


                                By:*
                                   ---------------------------------------------
                                   Name:    Patrick Aarons
                                   Title:   Vice President


                 [SIGNATURE PAGE TO SECURITYHOLDERS' AGREEMENT]

*Signature not required to amend Original Agreement pursuant to Section 6.6 of the Original Agreement.

                 MAJOR STOCKHOLDER COUNTERPART SIGNATURE PAGE TO

                           SECURITYHOLDERS' AGREEMENT


MAJOR STOCKHOLDER:



/s/Marshall Hunt
-----------------------------
Marshall Hunt


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                                   SCHEDULE I

                        ADDRESSES OF COMPANY STOCKHOLDERS

Name:                                                Address:
-----                                                --------

Marshall B. Hunt                                   P.O. Box 693
                                                   Cantabelle, Florida 32322



                                   SCHEDULE IA

                                ADDRESS OF LENDER

LaSalle Business Credit, Inc.
3060 Peachtree Road, N.E.

Suite 890
Atlanta, Georgia  30305
Attention: Mr. Patrick Aarons
Telecopier: 404-365-8677